Letter from the CEO
Hello from Des Moines for the first time in 2018!

Another year is in full swing here at the Federal Home Loan Bank of Des Moines (Bank), and we’re all thankful that spring is finally on the horizon (or at least we hope it is).
In our first issue of 2018, I’d like to take a deeper dive into 2017 and what it meant for the Bank and its members. I’ll address our overall financial performance and community engagement throughout the year and wrap-up with a look at some leadership changes that we’ve seen at the Bank during the first quarter. As a reminder, if you have topics you’d like me to address in a future letter or questions for me in general, I’m always available at CEO@fhlbdm.com. I’d love to hear from you!
2017 Financial Performance

On a GAAP basis, the Bank recorded $518 million in net income in 2017 compared to $649 million in 2016. At first glance, one might question this decrease, but the decline was primarily due to lower net gains on litigation settlements of $21 million in 2017, down from $376 million in 2016. The litigation settlements were a result of settlements from the Bank’s private-label MBS (PLMBS) litigation.
If you adjust our GAAP net income for nonrecurring items like PLMBS settlements, our adjusted net income totaled $490 million in 2017, up from $299 million in 2016. That increase in core profitability reflects a higher level of earning assets in 2017 over 2016, as well as the impact of incrementally higher interest rates and improved margins due in part to pricing changes on certain variable rate callable advance products.
Advances continued to be our largest asset class in 2017, accounting for 71 percent of total assets and totaling $102.6 billion as of December 31. Advances were down just under $30 billion from year-end 2016. Reduced business from our largest member - Wells Fargo Bank NA - accounted for the bulk of that decline as their advances declined from $77.1 billion at year-end 2016 to $45.8 billion at year-end 2017.
As I discussed in my first letter, we are not dependent on Wells Fargo’s business. We would be a large, successful Bank without them, but we are certainly a stronger cooperative with their participation.
The fact is our core business of advances is well-diversified across our member segments. Indeed, while total advances declined in 2017, we actually saw double-digit growth in advances from most member segments.
It also is important to remember that our advance business expands and contracts with the funding needs of our members. Unlike most traditional businesses, we are built for changes in demand and utilization. This means that while one year we may grow substantially, we may also shrink substantially the next year without cause for concern.
Our capital position at year-end 2017 was healthy. We comfortably met all three of our regulatory capital requirements. Our retained earnings of $1.8 billion serves as a safeguard against events that could adversely impact the value of your investment in the Bank.
In light of the steady growth in our retained earnings, the Bank’s board approved periodic increases in our dividend during 2017. For all of 2017, we paid a combined dividend on membership and activity-based capital stock totaling $181 million for an effective dividend yield of 3.19 percent. That compares to $142 million and 2.94 percent in 2016. Last month, the board declared a fourth quarter 2017 annualized dividend of 4.50 percent on activity-based stock and 2.00 percent on membership stock, for a total of $57 million.

Lastly, our base case Market Value of Capital Stock (MVCS) was $135.8 per share in 2017 compared to $119.6 per share in 2016. This change is primarily attributable to increased retained earnings and decreased shares of activity-based capital stock. When discussing MVCS, it’s important to note our modest sensitivity to the rising interest rate environment. If interest rates increase 200 basis points instantaneously across the yield curve, our MVCS would decline 4.4 percent to $129.9 per share. That is well within our policy limit of a 12.0 percent decrease. We monitor and manage our balance sheet to the MVCS policy limits to ensure the stability of the Bank’s value.
Member Utilization

You, our 1,404 members, have always been the key to the success of this cooperative. Last year brought us 26 new partners with at least one from nearly all categories of membership (nine commercial banks, nine credit unions, six insurance companies, one Community Development Financial Institution and one thrift). Our strong partnership is rooted in the many ways you use our products and services every day.
While we don’t often talk about our core product utilization ratio, it remains a huge indicator of our ability to provide member value. On average during 2017, 65.6 percent of our members were using at least one of our products such as advances, Letters of Credit or mortgage programs.
Community Impact

Building stronger communities has long been the cornerstone of the Des Moines Bank, and 2017 was no exception.

Working with our members and their affordable housing partners, we awarded $62.4 million last year to support affordable housing for more than 5,179 families throughout our 13-state region. These funds provide housing for low-income families, seniors, persons with disabilities, homeless and at-risk youth and assist with down payment and closing cost expenses. The more than 80 projects funded were as diverse as their recipients. From the Cook Inlet Housing Authority Homeownership Rehabilitation Program in Anchorage, Alaska to the Red Lake Band of Chippewa Indians' Mino-bimaadiziwin (an Ojibwe phrase meaning "the good life") housing project in Minneapolis, Minnesota and the communities in between, the impact 2017 had on our district will be felt for years to come.
As a result of our 2017 earnings, we’re well positioned to continue to meet your affordable housing needs with $60 million accrued for use in our 2018 Affordable Housing Programs.
Board of Director Changes

Our board was very engaged in 2017, providing strong oversight, guidance and direction with Dale Oberkfell as chair and Mick Blodnick as vice chair. I have no doubt that the board will continue to carry out its fiduciary duties with confidence in 2018 under the new leadership team of Chair Benson Porter and Vice Chair Ellen Lamale. We are also excited to have new member directors from Alaska (Lauren MacVay), Hawaii (Christine Camp), Missouri (John Klebba) and Montana (Joe Kesler) in 2018. It is an honor working with this Bank’s board, and I look forward to getting to know our new directors.
I also want to thank the Affordable Housing Advisory Council (AHAC) for its support of the Bank’s affordable housing mission in 2017. The AHAC is a group of 15 individuals who meet four times a year to provide the board its advice and counsel on how our affordable housing products can be designed to most effectively meet the housing needs in our region. In 2017, the AHAC was ably led by Chair Cleon Butterfield and Vice Chair Dan Madler. For 2018, Dan is taking on the AHAC chair position, with Michelle Griffith serving as vice chair.
2018 is also bringing some transitions and new additions to the senior leadership team here at the Bank.
On the Executive Team, Dusan Stojanovic and Sunil Mohandas transitioned to Chief Operating Officer and Chief Risk and Compliance Officer, respectively, in mid-2017. Dusan, Sunil and our other Executive Team members Joe Amato, Chief Financial Officer, Dan Clute, Chief Business Officer, Nancy Betz, Chief HR, Administrative and OMWI Officer, Aaron Lee, General Counsel, and Kelly Rasmuson, Chief Audit Executive, are well poised to lead the Bank into another successful year.
I also am pleased to welcome three other additions to the Bank’s leadership team: Peggy Bishop, Senior Operational Risk and Compliance Officer, Donna Stone, Chief Accounting Officer (CAO), and most recently Linda Betz, our new Chief Information Security Officer. With Donna’s arrival as CAO, Ardis Kelley, our former CAO, has transitioned to a new position of Chief Strategic Planning Officer.

Our Member Promise

In closing, I want to reinforce the tenets of our member value proposition:

•	We exist to provide members with competitively priced funding and liquidity. Making advances and providing an outlet for the sale of mortgages are the Bank’s core products.

•	We are a reliable source of funding and liquidity.

•	We strive to help members thrive in a challenging environment and will assist members in meeting affordable housing and economic development needs.

•	We have an obligation to safeguard the capital members have entrusted to us. The Bank will operate in a safe and sound manner such that members can always redeem their capital stock at par.

•	We are a profit optimizer, not a profit maximizer. We need to generate income to cover our cost of operations, maintain adequate retained earnings and pay a reasonable dividend to members.

Those tenets guide our entire strategy; from how we position and manage the balance sheet to how we establish our stances on public policy questions such as expanding membership in the Federal Home Loan Bank System and what role we might play in the housing finance system of the future.

We won’t always get everything right. At times, we may change a policy or a product or adjust pricing in a way that might not suit all members, but rest assured that any changes we make are taken with your best interests in mind. Our responsibility is to manage the Bank in such a way that we are here for you in the long-run. We have been financially successful and fulfilled our mission for 85 years, and the decisions we make today are intended to ensure that we can be here for at least another 85 years.

Here's to another great year of partnership in 2018,

Mike Wilson